Exhibit 5

Moore&VanAllen

February 11, 2003	Moore & Van Allen PLLC Attorneys at Law

The Thaxton Group, Inc. 1524 Pageland Highway Lancaster, South Carolina 29720	Suite 4700 100 North Tryon Street Charlotte, NC 28202-4003

T 704 331 1000
F 704 331 1159
Attention: Allan F. Ross	www.mvalaw.com

Re:    Registration Statement on Form S-8

Gentlemen:

We are acting as counsel for The Thaxton Group, Inc., a South Carolina corporation (the “Company”), in connection with the registration on a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to The Thaxton Group, Inc. Employee Savings Plan (the “Savings Plan”).

In rendering our opinion, we have examined, and are familiar with, and have relied as to factual matters solely upon, originals or copies certified, or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purpose of the opinion set forth herein, including, without limitation (i) the Savings Plan, (ii) the Company’s certificate of incorporation and bylaws, as amended to date, and (iii) all actions related to the Savings Plan of the Company’s board of directors recorded in the Company’s minute book.

Based upon and subject to the foregoing, we are of the opinion that the Savings Plan is duly authorized and, when implemented pursuant to the terms of the Savings Plan, will be a binding obligation of the Company, enforceable in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours,

MOORE & VAN ALLEN PLLC

/s/ Moore & Van Allen PLLC